UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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OFFICEMAX INCORPORATED
(Name of Registrant as Specified In Its Charter)

K CAPITAL OFFSHORE MASTER FUND (U.S. DOLLAR), L.P. SPECIAL K CAPITAL OFFSHORE MASTER FUND (U.S. DOLLAR), L.P. C/O K CAPITAL PARTNERS, LLC 75 Park Plaza Boston, MA 02116 (617) 646-7728
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 14, 2005

George J. Harad

Executive Chairman of the Board of Directors

and Chief Executive Officer

OfficeMax Incorporated

150 E. Pierce Road
Itasca, IL 60143

Dear George:

                We are writing with respect to your compensation package which was described in detail in OfficeMax’s definitive proxy statement that was filed with the SEC on April 1, 2005.

                Given OfficeMax’s weak performance and the significant and ongoing challenges that the Company has faced since Boise Cascade’s acquisition of OfficeMax, we respectfully request that you voluntarily forgo both the $10 million payment due to you in June 2005 and the $4.3 million in additional pension benefits you are due to receive per the terms of your employment agreement dated October 29, 2004.

                Including the aforementioned payments, your total compensation(1) since 1995, your first full year as CEO, has exceeded $55 million, while the ten-year total return earned by your shareholders since December 30, 1994 was less than the risk-free rate(2).  We also note that you received a “D” on Pay Vs. Performance in Forbes’ annual analysis of CEO compensation in both 2002 and 2003(3).

                We are confident that by voluntarily forgoing these payments, you will realign your interests with those of the Company and its shareholders and send a strong message to all OfficeMax shareholders that you are committed to taking measurable action to improve the Company’s performance.

Sincerely,

/s/ Brian Steck

Brian Steck
Managing Director

cc:	OfficeMax Incorporated Board of Directors
Susan Wagner-Fleming, Vice President and Corporate Secretary

(1) Total compensation includes salary, bonus, restricted stock, options, long-term incentive plans and other compensation as described in the proxy statements for Boise Cascade Corporation and OfficeMax Incorporated for the relevant years.

(2) Annualized total return to shareholders from December 30, 1994 – December 31, 2004, including dividends and assuming reinvestment of dividends, was 3.6%. Over the same period, the annualized return from an investment in 3-month T-bills was 4.1%. (Source: Bloomberg)

(3) Forbes, “The Best & Worst Bosses,” May 12, 2003; Forbes, “The Best & Worst Bosses,” May 13, 2002. Mr. Harad was not included in Forbes’ annual analysis of CEO compensation for 2004. Forbes did not assign letter grades prior to 2002.

The foregoing letter has been disseminated to the persons named therein. This copy of the letter is being filed with the Securities and Exchange Commission (SEC) pursuant to Rule 14a-12 in case it is deemed to be soliciting material for the purpose of such Rule.

In connection with OfficeMax Incorporated’s upcoming Annual Meeting, K Capital has filed, and plans to circulate, a proxy statement with the SEC. OFFICEMAX SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement and other material (when available) and any other documents that may be filed by K Capital with the SEC in connection with the Annual Meeting at the SEC’s website at www.sec.gov. OfficeMax shareholders may also obtain free copies of the proxy statement and other documents filed by K Capital in connection with the Annual Meeting, including information about the identity of the participants in the solicitation (who may be deemed to include, in addition to K Capital, K Capital’s nominee, Karl L. Meyer, and K Capital’s affiliates, K Capital Partners, LLC, Harwich Capital Partners, LLC and Abner Kurtin) and a description of their direct and indirect interests, by security holdings or otherwise, by directing a request to: Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, or at (877) 825-8971 (toll-free).